UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2013

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06    Material Impairments.

Cascade Crossing Project Update

Since 2009, Portland General Electric Company (PGE, or the Company) has been in the process of developing new transmission capacity from Boardman, Oregon to Salem, Oregon, under a project known as the Cascade Crossing Transmission Project (Cascade Crossing). Cascade Crossing was included in PGE’s 2009 integrated resource plan (IRP), which the Public Utility Commission of Oregon (OPUC) acknowledged in November 2010.

Cascade Crossing was originally proposed as a 215-mile, 500 kV transmission line to help meet future electricity demand. In January 2013, the Company entered into a non-binding memorandum of understanding (January MOU) with the Bonneville Power Administration (BPA) to pursue modifications to PGE’s originally proposed project. Under the proposal described in the January MOU, the transmission line would terminate at a new substation called Pine Grove, near Maupin, Oregon (approximately midway between Boardman and Salem), eliminating the need for construction of approximately 101 miles of the originally proposed transmission line. The January MOU also provided that the parties would: (i) explore opportunities for PGE to invest in upgrades to BPA’s system; (ii) analyze the possibility of asset exchanges; and (iii) work together to determine the feasibility of additional transmission projects under which PGE could obtain additional capacity between Boardman, Oregon and the Willamette Valley. Subject to the outcome of negotiations between the parties and continued evaluation of regional transmission needs and timing, the January MOU provided for PGE investments and conveyances in exchange for a total of up to 2,600 megawatts (MWs) of transmission capacity that could be staged to come on-line in phases as needed.

Based on subsequent analyses and an updated forecast of the demand for future transmission capacity in the region, PGE and BPA have continued to work toward refining the scope of Cascade Crossing. Conditions in the region have changed significantly since the OPUC acknowledged Cascade Crossing in PGE’s 2009 IRP. The transmission needs for resource developers in the Northwest have changed, due in part to California’s decision in 2011 to give preferential treatment to renewable energy projects developed in-state, as well as slower than expected regional load growth. At the same time, there has been construction of new transmission, which has increased the region’s available capacity.

Over the past three months, PGE has had extensive discussions with BPA regarding new projections of available capacity. These discussions led to PGE’s determination that original projections of transmission capacity limitations contemplated in the IRP process were not likely to fully materialize. In addition, the parties have explored alternatives that could provide PGE with needed transmission capacity at a lower cost to customers and with reduced environmental impact. As a result of these efforts, PGE and BPA executed a new non-binding memorandum of understanding on May 30, 2013 (May MOU) under which PGE has decided to suspend permitting and development of Cascade Crossing, and the parties will explore a new option under which BPA could provide PGE with ownership of approximately 1,500 MW in transmission capacity phased in over the next few years, in exchange for certain PGE assets, investments and/or PGE transfer capabilities to BPA. In a subsequent phase, PGE could also obtain ownership of up to an additional 1,100 MW of transmission capacity through system upgrades and/or expansion that is not expected to be needed before 2020. Timing and costs of these transmission capacity resources may be clarified through future discussions with BPA. BPA and the Company are working cooperatively to pursue single utility transmission planning that is consistent with FERC’s objectives regarding regional planning and the parties’ collective desire to minimize social and environmental impacts while facilitating PGE’s need for additional transmission capacity to serve its customers in an efficient manner. The parties will continue discussions and negotiations to reach a definitive agreement concerning the options described in the May MOU. However, there is no assurance that the May MOU will result in a binding agreement.

As a result of the decision to suspend permitting and development of Cascade Crossing, the Company determined on May 30, 2013 that it will record a pre-tax loss of approximately $52 million ($31 million after-tax) for the costs currently recorded as construction work in progress related to the development of Cascade Crossing. This will be recorded as production and distribution expense during the second quarter of 2013. The Company also made a filing with the OPUC on June 3, 2013 seeking deferral of these costs for future recovery in customer prices. Management is unable to predict at this time what amount of these costs, if any, will ultimately be recoverable through customer prices. At such time that any portion of these costs become probable of recovery, the Company will record the related amount as a regulatory asset, with a corresponding reduction to expense.

Item 7.01    Regulation FD Disclosure.

Earnings Guidance

For 2013, PGE previously disclosed its forecasted full year earnings guidance of $1.85 to $2.00 per diluted share. As a result of the items outlined in this report on Form 8-K, the Company has revised its 2013 earnings guidance range to $1.35 to $1.50 per diluted share.

Item 8.01    Other Events.

Integrated Resource Plan Update

On June 3, 2013, PGE completed the competitive bidding process and subsequent negotiations to acquire two new power plants that were part of the Company’s implementation of its current IRP, which the OPUC acknowledged in November 2010. The power plants emerged as the best performing bids with the best balance of cost and risk in requests for proposals (RFPs) PGE issued in 2012 seeking resources to help meet the Company’s energy needs and Oregon’s renewable portfolio standards.

Accion Group, Inc., an independent evaluator (IE) selected by the OPUC, oversaw the RFPs and review of the bids to assure an objective and impartial process. The IE issued reports earlier this year that confirmed the RFPs were conducted in a fair and unbiased manner and the final short lists accurately identified the bids with the most value for PGE customers.

New Energy Resource

The Company has entered into an agreement for the construction of a new 440 MW natural gas-fired power plant in eastern Oregon to meet the base load energy requirements outlined in the RFP for energy and capacity resources. The new facility, known as the Carty Generating Station, will be built by Abeinsa Abener Teyma, an affiliate of international developer and contractor Abengoa S.A. that specializes in turn-key projects for thermal generation, and will be owned and operated by PGE. The facility is scheduled to be in service in 2016 and the estimated total cost of the project is $440 million to $455 million, excluding allowance for funds used during construction.

New Renewable Resource

The Company also announced that it has entered into agreements for the development of a new wind farm known as the Lower Snake River Phase 2 project, with a nameplate capacity of 267 MWs to be constructed in eastern Washington to meet the requirements outlined in the Company’s RFP for renewable resources. Under these agreements, PGE would acquire development rights to the project from Puget Sound Energy, Inc. and RES America Construction Inc. would construct the project for PGE, installing 116 turbines, each with a generating capacity of 2.3 MWs, manufactured by Siemens Energy, Inc. The project will be owned and operated by PGE. The transaction is expected to close in August 2013, subject to customary conditions.

The anticipated cost of the project is between $520 million and $535 million, excluding allowance for funds used during construction. Project construction and related milestones have been structured to enable the project to qualify for federal production tax credits. Subject to closing, the project is expected to be completed in 2015. The project will help PGE meet its obligation under the Oregon Renewable Portfolio Standard, which requires the Company to provide 15% of its retail energy deliveries from renewable sources beginning in 2015.

Petition for Declaratory Ruling

On May 31, 2013, Troutdale Energy Center, LLC (TEC) submitted a Petition for Declaratory Ruling to the OPUC requesting that the OPUC issue a number of declarations concerning PGE’s ability to recover costs related to Cascade Crossing, the Port Westward Unit 2 Plant and the Carty Generating Station. TEC alleges that (i) PGE did not update the OPUC on the status and viability of Cascade Crossing and that this alleged failure directly impacted the scoring for the Company’s energy and capacity RFP, (ii) PGE gave itself an undue or unreasonable preference or advantage through the scoring criteria it used and (iii) PGE did not evaluate, in a fair and reasonable manner, bids for projects located within PGE’s control area and service territory that provided an alternative to developing transmission projects, such as Cascade Crossing. PGE believes the Petition is without merit and intends to ask the OPUC to dismiss the request.

Customer Billing Matter

In May 2013, PGE discovered that it had over-billed an industrial customer as a result of a meter configuration error that occurred over several years. An analysis of the data determined that the Company’s revenues were overstated during that period in the aggregate by approximately $9 million. Management believes the customer billing error is not material to any past annual reporting period. The error overstated revenues by $2.5 million in 2012, $2.5 million in 2011 and $1.8 million in 2010, and will be corrected by the Company as an approximate $9 million pre-tax (approximately $5 million after-tax) out of period adjustment in the quarter ending June 30, 2013.

New Accounting Pronouncement

On January 1, 2013, PGE adopted Accounting Standards Update (ASU) No. 2011-11, Disclosures about Offsetting Assets and Liabilities and ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, on a retrospective basis. The new guidance requires enhanced disclosures regarding an entity’s ability to offset certain instruments on the balance sheet and how offsetting impacts the balance sheets. The adoption of this guidance resulted in expanded disclosures relating to its derivative instruments but did not otherwise impact the Company’s financial statements. As management does not consider the disclosures to be material to the annual consolidated financial statements as of December 31, 2012 and 2011, those annual financial statements have not been updated to reflect these disclosures.

Information Regarding Forward-Looking Statements

This current report includes forward-looking statements. Portland General Electric Company based these forward-looking statements on its current expectations about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements, which include statements concerning the expected completion of capital projects, statements concerning the expected cost and completion dates of such projects, and statements concerning the possible outcome of discussions and negotiations with BPA concerning the May MOU. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties included in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	June 3, 2013	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer

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